EXHIBIT 10.2

[**] Marked information has been omitted from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXCLUSIVE INTELLECTUAL PROPERTY LICENSE AND ROYALTY AGREEMENT

This Exclusive Intellectual Property License and Royalty Agreement (the “Agreement”) dated as of May 1, 2019 (the “Effective Date”) is made and entered into by and between Manhattan Scientifics, Inc., a Delaware corporation having its principal place of business at The Chrysler Building, 26th Floor, 405 Lexington Avenue, New York, New York 10174 (“MSI”), and [**] with offices located at [**] (“LICENSEE”).  This Agreement supersedes and replaces that certain Non-Exclusive Intellectual Property Agreement between MSI and LICENSEE dated as of December 17, 2018 (the “Prior Agreement”).

RECITALS

WHEREAS, MSI is a company that emphasizes novel technology, including, but not limited to, nano-structured metals technology, machinery and equipment to reduce the weight and increase the strength of nanostructured titanium alloy (collectively, the “ECAP Technology”);

                WHEREAS, LICENSEE is a specialty manufacturer of metal and wire products for various applications in the medical device industry and wishes to obtain rights in the Technology (as defined herein);

                WHEREAS, MSI previously granted a non-exclusive license to LICENSEE to the ECAP Technology pursuant to the Prior Agreement and the parties wish to provide to LICENSEE an exclusive license to the ECAP Technology and for this Agreement to supersede and replace the Prior Agreement as of the Effective Date;

WHEREAS, MSI and LICENSEE are also entering, at the same time as this Agreement, into a sublicense agreement pursuant to which MSI will sublicense to LICENSEE its rights under that certain Exclusive Field-of-Use Patent License Agreement dated as of January 5, 2009  (the “LANS Agreement”) and that certain Overarching Agreement (the “Overarching Agreement”); and

                NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other good and valuable consideration, the receipt of which hereby is acknowledged, MSI and LICENSEE agree as follows:

1. Definitions

1.1. “Earned Royalties” means the variable annual royalty payments based upon the sale volume of Licensed Products pursuant to Section 2.5.

1.2. “Effective Date” shall mean the date of execution of this Agreement.

1.3. “Licensed Products” shall mean any apparatus, product, device or portion of any apparatus, product or device, based on or embodying the Technology, Patent Rights, or Trade Secrets, including but not limited to any apparatus, product or device or portion thereof described in any patent or patent application claiming the Technology.

1.4. “Net Sales Price” shall mean LICENSEE's invoice price less returns, allowances, or credits, rebates, excise, sales, use or value-added taxes, costs of packing, transportation, and insurance, delivery charges, cash and trade discounts allowed, import duty, and commissions to agents, to the extent separately charged by LICENSEE. Net Sales Price shall also include any sublicense fees received from third party sublicensees to the Licensed Products if received by LICENSEE separate from sales of Licensed Products.

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1.5. “Patent Rights” shall mean patents and patent applications owned, controlled or pending by MSI covering various aspects of the Technology, including those listed on Exhibit A, and all continuations, divisionals, continuations-in-part, reexaminations, reissues and foreign counterparts of such patents and patent applications, and rights in patents and patent applications pertaining to the Technology acquired by MSI by license or agreement during the term of this Agreement.

1.6. “Royalty Period” means the period beginning on the Effective Date and ending on the termination or expiration of this Agreement.

1.7. “Royalty Year” shall mean each 12 month period starting with the beginning of the first full calendar quarter that products are offered for sale.

1.8. “Subsidiary” shall mean a corporation, company, or other entity fifty percent (50%) or more of whose voting stock is owned or controlled, directly or indirectly, by LICENSEE.

1.9. “Technology” shall mean, collectively, the ECAP Technology, Trade Secrets and all of the Patent Rights, patents pending, know-how and show how relating to the Licensed Products or necessary or helpful to the commercialization thereof, expressly excluding the intellectual property under the LANS Agreement.

1.10. “Trade Secrets” shall mean, collectively, proprietary non-public documentation and know-how covering or relating to various aspects of the Technology owned or controlled by either or both of (a) MSI and (b) ******.

1.11. “Sold,” shall mean, in respect of Licensed Product, when LICENSEE receives payment for such Licensed Product.

2. License And Royalty Obligations

2.1. License Grant to LICENSEE. As of the Effective Date and subject to the terms and conditions of this Agreement, MSI hereby grants to LICENSEE an exclusive worldwide license to use the Technology during the Term (as defined herein) of this Agreement to make, use, sell, lease or otherwise commercialize and dispose of Licensed Products. This Agreement hereby replaces the Prior Agreement as of the Effective Date. The licenses granted to the Technology and Improvements involving any Trade Secrets shall survive the expiration of the Term, unless this Agreement is terminated by MSI pursuant to Section 8.1 during the Term in which case such licenses shall expire upon such termination.

2.2. Right to Sublicense. The right to sublicense the Technology is hereby granted to LICENSEE, including but not limited to the right for LICENSEE to sublicense the Technology:

2.2.1. to customers, including distributors, resellers and other parties in the distribution channel who have acquired the Licensed Products through sale, lease or other permitted disposition hereunder by LICENSEE;

2.2.2. to have all or part of the Licensed Products made by another manufacturer for use, sale, offer to sell, import, lease or otherwise dispose of by LICENSEE, provided the Licensed Products are made in accordance with written specifications created by or for LICENSEE; and

2.2.3. to Subsidiaries and third parties who enter into a sublicense agreement with LICENSEE.

2.2.4. Any sublicense must be subject to the terms of this Agreement, and provide that MSI is paid royalties by the sublicensee or LICENSEE as though the activities and sales of the sublicensee were performed by LICENSEE, and that sublicensee agree to confidentiality provisions at least as restrictive as those of LICENSEE, and that sublicensee shall undertake the same indemnification obligations in favor of MSI as those expressed herein, and that the sublicense shall terminate upon the termination of this Agreement.

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2.3. Minimum Royalties. LICENSEE will pay Minimum Royalties (as defined in the Overarching Agreement) in respect of the Licensed Products as set forth in the Overarching Agreement. The payment of the Minimum Royalties paid under the Overarching Agreement shall be credited against the payment of Earned Royalties (as defined below) so that no amount shall be paid in respect of Earned Royalties until and unless earned royalties under this Agreement and the LANS Agreement exceed the aggregate Minimum Royalties paid.

2.4. Earned Royalties. No royalties shall be due in respect of Licensed Products Sold during the term of the Prior Agreement. LICENSEE shall pay the following amounts to MSI during the Royalty Period with respect to sales that occur during the Royalty Period:

2.4.1. LICENSEE shall pay to MSI on or before the last business day of each quarter during Royalty Year a royalty of: (a) [**] of the gross receipt of the Net Sales Price of each Licensed Product Sold by LICENSEE to Straumann, plus (b) a percentage between [**] and [**] of the gross receipt of the Net Sales Price of each Licensed Product Sold by LICENSEE to all third parties (excluding LICENSEE affiliates) Sold during the respective preceding quarter, as determined, in good faith, by LICENSEE and MSI taking into account production costs, market conditions and the gross margin of the Licensed Products Sold to such third parties (collectively, the “Earned Royalties”).

2.4.2. The amount of Earned Royalties payable under this Agreement shall be reduced by any Minimum Royalties paid by LICENSEE under the Overarching Agreement (but not below zero) as provided above and in the Overarching Agreement.

2.5. Accounting. LICENSEE agrees to keep complete and accurate records with respect to Earned Royalties payment and shall provide to MSI upon request copies of the records to enable MSI to determine the Net Sales Price of Licensed Products Sold which are subject to Earned Royalties. MSI shall have the right through its accredited auditors and at its expense to examine the records and accounts for a Royalty Year during normal business hours solely for the purpose of verifying the Earned Royalties made under this Agreement. Such examinations may be made once per year. LICENSEE agrees to make prompt adjustment, if necessary, to compensate for any errors or omissions disclosed by such examination. If the results of any audit reveal underpayment by LICENSEE of an amount greater than 5% of Earned Royalties for the relevant Royalty Year or Years (if more than one period), then LICENSEE shall promptly (i) reimburse MSI for the reasonable costs of such audit (not to exceed the amount of the underpayment) and (ii) pay an amount of any underpayment.

2.6. Without excusing prompt payment, all undisputed amounts due from LICENSEE hereunder shall accrue interest at a rate of 1.5% per month after the due date thereto, but not more than the maximum rate allowed by law, compounding daily from the date due until the date received by MSI.

2.7. The license granted hereunder is expressly subject to LICENSEE undertaking and continuing to exercise diligence in developing, marketing, and selling Licensed Products. The parties agree that LICENSEE’s good faith, commercially reasonable efforts shall be sufficient to satisfy the preceding.

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3. Disclosure Of Technology

3.1. Disclosure of Technical Information. MSI shall fully disclose to LICENSEE its existing information and all Trade Secrets related to the Technology to the extent applicable in the Field and shall provide a written summary of any such Trade Secrets within thirty (30) days of disclosure by written request.

3.2. Disclosure of Technical Improvements. MSI shall regularly and promptly notify LICENSEE of all information and results generated or developed in the course of its research including data, findings, conclusions and inventions relating to the Technology, and all improvements in the Technology, all only to the extent applicable in the Field. Disclosure of all such information shall be subject to the Confidentiality provisions of and the Improvements provisions of this Agreement.

3.3. Prior Information. This section applies to Technology previously provided by either party to the other prior to the Effective Date of this Agreement. Any and all such prior information shall be deemed to be included in this Agreement and subject to the Confidentiality provisions of this Agreement.

4. Technical Consultation and Implementation

4.1. Consultation and Implementation. MSI and LICENSEE hereby agree to work together in good faith to implement this Agreement. LICENSEE may desire during the Term of this Agreement to secure technical consultation of the ECAP Technology. LICENSEE shall enter into that certain consulting agreement with ***** to provide such technical consultation.

5. Confidentiality

5.1. Confidential Information. During the Term of this Agreement, MSI and LICENSEE agree to take all steps reasonably necessary to safeguard the secrecy and confidentiality of all proprietary Technology and proprietary information concerning the sales of the Licensed Products. All written confidential information produced by either party shall clearly be marked “CONFIDENTIAL” or “PROPRIETARY” on each page containing confidential information. This Section 5.1 shall not limit LICENSEE’s use of information for regulatory purposes and disclosures reasonably necessary (in LICENSEE’s discretion) for commercializing the Licensed Products; provided that such information disclosed for regulatory or commercial purposes for terminating the Agreement or calculating Royalties will remain Confidential Information.

5.2. Exclusions. The obligation of confidentiality imposed by the foregoing Section 5.1 shall not apply to information which is:

5.2.1. in the public domain at the time of such disclosure or development or subsequently came into the public domain by publication or otherwise except by breach of this Agreement or any prior non-disclosure agreement between the parties;

5.2.2. received by MSI or LICENSEE from a third party not under any confidentiality obligation to MSI or LICENSEE;

5.2.3. in MSI’s or LICENSEE possession prior to disclosure by the disclosing party, as shown by clear and convincing proof; or

5.2.4. required to be disclosed by operation of law.

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6. Improvements, Patent Prosecution and Enforcement

6.1. Improvements. Improvements to the Technology or to any Licensed Product which are conceived of by any employees or agents of either party shall be owned by such party. As between MSI and LICENSEE, Improvements by ***, including the conception of, reduction to practice of, or development of, any beneficial modification or novel application of the Technology, and all associated Trade Secrets and Patent Rights which accrue wholly or partly from said Improvements or other creative activities of **** after the date hereof shall become the sole and exclusive property of LICENSEE to the extent provided in a written agreement between LICENSEE and ****. Any of such creations which are Improvements by **** after the date hereof shall be used for the purposes of determining royalties. All Trade Secrets created on or before the date hereof and all Improvements shall be subject to Earned Royalties on Licensed Products hereunder. LICENSEE may independently pursue, at its own discretion, patents for any Improvements owned by LICENSEE. If MSI makes any patentable invention or Improvement with respect to the Technology which is not included within the definition of Technology, LICENSEE shall automatically receive the license with respect thereto under the same terms as set forth herein within the defined Field of Use. As used herein, “Improvement” means any improvement, modification or enhancement to the Technology relying on or using the Technology or any component thereof, whether or not patentable.

6.2. Patent Prosecution and Maintenance.

6.2.1. Subject to its right of set-off under the Overarching Agreement, LICENSEE shall continue to prosecute and maintain the Patents, including the selection of counsel. Subject to Section 6.2.2., for each patent application and patent under the Patent Rights, LICENSEE shall (i) prepare, file, and prosecute such patent application; (ii) maintain such patent; (iii) pay at its own cost all fees and expenses associated with its activities pursuant to Section 6.2.2.(i) and (ii); (iv) keep MSI currently informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application; (v) consult with MSI concerning any decisions which could affect the scope or enforcement of any issued claims or potential abandonment of such patent application or patent; and (vi) notify MSI in writing of any additions, deletions, or changes in the status of such patent or patent application.

6.2.2. If LICENSEE wishes to abandon any patent application or patent that is a Patent Right, it shall give MSI sixty (60) days prior written notice of the desired abandonment. On MSI's request at MSI's sole discretion, which may be provided at any time after the notice of desired abandonment, MSI shall have the right to assume the obligation to prosecute any such abandoned patent application or patent MSI wishes to prosecute. LICENSEE may abandon any such patent application or patent that is a Patent Right in LICENSEE's sole discretion.

6.2.3. MSI shall be consulted about the prosecution of the Patent Rights as set forth in Section 6.2.1.

6.3. Patent Infringement.

6.3.1. Each party shall notify the other party in writing of any suspected infringement(s) of the Patent Rights anywhere in the world and shall inform the other party of any evidence of such infringement(s). Both MSI and LICENSEE will use good faith efforts to cooperate with each other to terminate such infringement without litigation.

6.3.2. The parties will cooperate in good faith in any litigation related to infringement of the Licensed Products in the Field of Use. The parties may jointly pursue a claim against an alleged infringer, including litigation, in which case each party shall bear its own costs and shall jointly control settlement terms or conditions associated with such claim or litigation and the timing of resolution.

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6.3.3. If a party decides to pursue a claim against an alleged infringer, and the other party declines to jointly pursue such claim or litigation (the “Declining Party”), then the party pursuing the claim (the “Controlling Party”) may pursue such claim or litigation and shall pay its own expenses and the reasonable expenses of the Declining Party, if any, and shall, after consultation with the Declining Party, maintain the exclusive right to determine settlement terms or conditions associated with such claim or litigation and the timing of resolution, except that LICENSEE shall not admit or concede invalidity, lack of infringement, or unenforceability of any of any Patent without MSI’s prior written consent. The Declining Party shall consent to be joined in such claim or litigation, subject to payment of the reasonable expenses of the Declining Party by the Controlling Party.

6.3.4. Any recovery shall be apportioned as follows:

6.3.4.1 first to expenses of the parties in pursuing such claim or litigation;

6.3.4.2 if the parties jointly pursued such claim or litigation, and each paid its own expenses, then any recovery excess of expenses shall be shared equally but amounts received by LICENSEE shall not be Net Sales Price and shall not be subject to any royalty hereunder;

6.3.4.3 if MSI pursued such claim or litigation, and paid LICENSEE's expenses, then any recovery excess of expenses shall be kept by MSI;

6.3.4.4 if LICENSEE pursued such claim or litigation, and paid MSI’s expenses, then any recovery excess of expenses shall be kept by LICENSEE, and such excess shall be considered to be Net Sales Price, and royalties thereon shall be paid to MSI thereon at a rate of two percent (2%).

7. Term

7.1. Original Term; Renewal by Mutual Agreement. This Agreement shall commence as of the Effective Date and, unless terminated in accordance with the Termination provisions of this Agreement, shall remain in force until the date that is 17 years after the date hereof (the “Term”); provided that the right to use Trade Secrets without royalty obligations shall survive the expiration of this Agreement provided MSI has not terminated this Agreement pursuant to Section 8.1 prior to its expiration.

7.2. Unilateral Extension by LICENSEE for Regulated Products. Notwithstanding Section 8.1 or any other provision herein to the contrary, LICENSEE has the right and option to unilaterally extend the Agreement with the same terms but solely with respect to regulated products where LICENSEE has agreed during the Term to provide Licensed Products following the expiration but only to the extent of those continuing products (subject to the Earned Royalty but without any obligation for a guaranteed payment or minimum royalty). LICENSEE may exercise this unilateral right at any time during the Original Term and the ninety (90) days following any expiration or termination by providing written notice thereof to MSI.

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8. Termination

8.1. This Agreement may be terminated by either party in the event of a material breach of or default under the terms hereof. Upon the occurrence of a material breach of or default under this Agreement by LICENSEE or MSI, the other party may at its sole option terminate this Agreement by providing the breaching party with written notice specifying the breach or default. The breaching party shall be entitled to cure any breach or default identified in the notice within 90 calendar days after the date upon which the notice was received. If, at the end of the 90-day cure period, any of the identified breaches or defaults has not been cured, or if a cure acceptable to the non-breaching party has not been agreed upon, this Agreement shall terminate, effective as of the end of the 90 day cure period, without additional notice or further act by the non-breaching party.

8.2. Upon any termination of this Agreement by either parties or by agreement between the parties or by operation of law, LICENSEE shall promptly assign the LANS Agreement to MSI upon written notice by MSI to LICENSEE.

9. Indemnification

9.1. MSI will indemnify, defend, and hold harmless LICENSEE and its officers, directors, employees, agents, successors, and assigns against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees, arising out of or resulting from any third party claims, suits, actions, or proceeding related to, arising out of, or resulting from (a) MSI's breach of any representation, warranty, covenant, or obligation under this Agreement, (b) any license agreement or rights to utilize any of the Technology granted by MSI to any person or entity, except to LICENSEE or its affiliates, or (c) MSI’s negligence or willful misconduct.

9.2. LICENSEE will indemnify, defend and hold harmless MSI, its officers, directors, employees, agents, successors, and assigns and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products contemplated thereunder) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees, arising out of or resulting from any third party claims, suits, actions, or proceeding related to, arising out of, or resulting from (a) LICENSEE's breach of any representation, warranty, covenant, or obligation under this Agreement or (b) LICENSEE’s negligence or willful misconduct.

9.3. In the event that a third party claims that the Technology or the practice of the Technology infringes on the intellectual property rights of such third party or if LICENSEE believes that MSI has breached any representation, warranty or covenant hereunder (including the representations contained in Sections 10.2), LICENSEE may temporarily suspend payment of any royalties until final determination of whether or not the Technology or the practice of the Technology does infringe upon the rights of any third-party or MSI has breached a representation, warranty or covenant (as determined by LICENSEE in good faith). In the event it is found that the Technology or the practice of the Technology does infringe upon any patent or other property or propriety right of a third-party, LICENSEE may immediately terminate this Agreement and LICENSEE may set-off any losses arising out of any third-party infringement claim or breach (including reasonable attorney’s fees) from any royalties withheld by LICENSEE under this Section 9.3. The Technology and the practice of the Technology shall be considered to infringe for purposes of this Section only if the Technology or the practice of the Technology infringes without any addition, deletion, or alteration by LICENSEE that was not expressly approved by MSI. Infringement of third party intellectual property rights by Licensed Products, where the infringement would not occur but for unapproved changes to the Technology or product designs chosen or developed by LICENSEE, shall not constitute “infringement” for purposes of this Section.

9.4. LICENSEE may set-off amounts due from MSI under this Agreement against amounts owed to or owing to MSI under the Overarching Agreement or the LANS Agreement.

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10. Representations and Warranties

10.1. Mutual Representations and Warranties. Each party represents and warrants to the other party that (a) it is duly organized, validly existing, and in good standing as a corporation as represented herein under the laws and regulations of its jurisdiction of incorporation; (b) it has and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and (d) when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms.

10.2. Representations and Warranties of MSI. MSI represents and warrants to LICENSEE that:

10.2.1. the Technology, including the Patent Rights and patent applications are all the Technology, patents and patent applications owned by MSI, or in which MSI has a licensable interest, that are necessary or useful for LICENSEE to exclusively make, have made, use, offer to sell, sell, and import the Licensed Products;

10.2.2. it has control (by ownership, license or otherwise) of the entire right, title, and interest in and to the Technology, and is the record owner of all the Technology;

10.2.3. it has, and throughout the Term will retain, the unconditional and irrevocable right, power, and authority to grant the licenses hereunder;

10.2.4. neither its grant of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term (i) conflict with or violate any applicable law; (ii) conflict with or constitute a breach of any agreement with a third party; (iii) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or (iv) require the provision of any payment or other consideration to any third party;

10.2.5. it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to Technology, that does or will conflict with or otherwise affect this Agreement, including any of MSI's representations, warranties, or obligations, or LICENSEE's rights or licenses hereunder;

10.2.6. any license or rights to utilize any of the Technology previously granted by MSI or Metallicum, Inc. to Basic Dental Implants, Inc. and/or Danlin Products, Inc., including a certain joint venture or agreement dated May 21, 2008 between one or more of such parties, has been terminated;

10.2.7. any license agreement or rights to utilize any of the Technology previously granted by MSI to any person or entity, except to LICENSEE or LICENSEE’s affiliates, has been effectively terminated;

10.2.8. there neither are, nor will MSI at any time during the Term enter, any encumbrances, liens, or security interests involving any Technology; and

10.2.9. there is no settled, pending, or threatened litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license): (i) alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or noninfringement of, or error in any Technology; or (ii) challenging MSI's ownership of, or right to practice or license, any Technology, or alleging any adverse right, title, or interest with respect thereto.

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10.3. Representations and Warranties of LICENSEE. LICENSEE represents and warrants to MSI that:

10.3.1. It has the resources, including without limitation capital, facilities, equipment, know-how, personnel, distribution, suppliers, marketing, and customer relationships to commercially sell the Technology in a commercially reasonable manner;

10.3.2. it has control (by ownership, license or otherwise) of the entire right, title, and interest in and to the Improvements made by its employees or agents; and

10.3.3. neither its receipt of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term (i) conflict with or violate any applicable law; (ii) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration to any third party.

11. Arbitration

11.1. Dispute Resolution. The parties hereto agree that all claims, disputes or controversies arising under, out of or in connection with this Agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association for commercial disputes by a single mediator. Such arbitration shall be held in ***** or any other forum agreed upon by the parties. The parties agree to select a single arbitrator who will establish the rules and procedure of the arbitration under the applicable rules of the American Arbitration Association. Both MSI and LICENSEE irrevocably submit to the jurisdiction of the United States District Courts in the ***** for entry of any arbitration decision or to obtain any preliminary relief which may be necessary and consent to the enforcement of any award rendered in such arbitration.

12. Miscellaneous

12.1. Notices. Notices, approvals, and consents required or permitted under this Agreement shall be in writing and shall be sent by hand or by certified mail, postage prepaid, to the address given below or to such other addresses as the parties may hereafter specify.

12.1.1. LICENSEE:

[**]

12.1.2. MSI:

The Chrysler Building, 26th Floor

405 Lexington Avenue

New York, New York 10174

Attn: President

12.2. Waivers. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any rights arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

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12.3. Entire Agreement. This Agreement, together with all schedules and exhibits, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements whether oral or written. This Agreement may not be modified after its execution except by a writing signed by authorized representatives of the parties hereto.

12.4. Further Assurances. Each party shall, upon the reasonable request of the other party, execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.5. No Conflicts. Each of MSI and LICENSEE represent that they have executed no agreement which is in conflict with this Agreement, and agree that no option or license shall be granted on any basis to any third party which is in conflict with this Agreement unless and until this Agreement is terminated.

12.6. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.7. Severability. If any term or provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

12.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of [**] without regard to its conflict of law provisions.

12.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.10. Assignment. Except for a sale or transfer of the business to which this Agreement relates, this Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that LICENSEE may, without such consent, assign this Agreement only in its entirety to LICENSEE or a wholly owned subsidiary, provided that LICENSEE is not in breach of this Agreement at such time and provided further than LICENSEE remains liable for all obligations that accrue prior to such assignment hereunder. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.11. Force Majeure. Neither party shall be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire or floods; embargoes, war, acts of war (whether war be declared or not), insurrections, riots, or civil commotions; strikes, lockouts, or other labor disturbances; acts of God; or acts, omissions, or delays in acting by any governmental authority or the other party; provided, however, it is understood that this Section is intended only to suspend and not discharge a party’s obligations under this Agreement and that when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder.

12.12. Survival. Any termination pursuant to Article 9 shall not affect either party’s rights and obligations with respect to any Licensed Products made with the use of any of the Trade Secrets or Technology prior to such termination. The rights and obligations of the parties set forth in this Section 12.12, and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

12.13. Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

Signature page follows

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IN WITNESS WHEREOF, the parties have executed this Exclusive Intellectual Property License and Royalty Agreement by their respective authorized representatives as of the Effective Date.

MANHATTAN SCIENTIFICS, INC. By: Name: Title: [**] By: Name: Title:

EXHIBIT A

Patent Rights

•    US 13/833,148 (U.S. Pub. No. 2014/0271336) and all patent applications and patents claiming priority therefrom and all US and foreign counterparts

•    US 14/212,344 (U.S. Pub. No. 2016/0108499) and all patent applications and patents claiming priority therefrom and all US and foreign counterparts

•    US 14/774,182 (U.S. Pub. No. 2016/0032437) and all patent applications and patents claiming priority therefrom and all US and foreign counterparts

•    PCT/US2014/28197 and all related national stage applications

A-1